Exhibit 10.4

April 15, 2015

Mr. Christopher Sinclair

c/o Mattel, Inc.

333 Continental Boulevard

El Segundo, California 90245

Dear Chris,

We are pleased to offer you the position of Chief Executive Officer of Mattel, Inc. (the “Company” or “Mattel”), effective as of April 2, 2015. You will continue to serve as Chairman of the Board of Directors of Mattel (the “Board”). As Chief Executive Officer of Mattel (“CEO”), you will report directly to the Board. This letter summarizes your compensation and benefits in connection with your position as CEO.

BASE SALARY

Effective April 13, 2015, your annualized base salary for service as CEO will be $1,500,000, payable on a biweekly basis less applicable federal and state taxes and other required withholdings. As this is an exempt position, you are not eligible for overtime pay. Our workweek is Monday through Sunday, and paychecks are issued every other Friday for the previous two workweeks. You will not be compensated separately for your position as Chairman of the Board.

MATTEL INCENTIVE PLAN

You will be eligible to participate in the Mattel Incentive Plan (MIP), which is our way of rewarding our employees for achieving success. The MIP is an annual, cash bonus plan that provides employees the opportunity to earn an award based on Mattel’s financial performance. Your MIP award opportunity is the following percentages of your eligible earnings: target of 150% and maximum of 300%; however, the amount of your actual award, if any, may be more or less than your target depending on Mattel’s financial results pursuant to the terms of the MIP and the performance targets established by the Compensation Committee of the Board. Mattel, Inc. must achieve a minimum financial performance goal before an award pool is generated. Your 2015 MIP payout, if any, will be prorated for the period you served as CEO of Mattel (April 2, 2015 through December 31, 2015). Awards are typically paid during the first quarter of the following year. If your employment as CEO terminates prior to the end of a fiscal year, you will receive a pro-rata portion of the MIP bonus that would have been payable if you had served as CEO through the payment date for such MIP bonus, based on the number of days in the fiscal year you were CEO and payable at the regular payout date during the first quarter following the end of such fiscal year.

SPECIAL EQUITY GRANT

You will receive a special equity grant in the form of stock options with a grant value of $5,000,000 and a grant date of April 13, 2015. The grant value of the stock options will be converted into a number of option shares using a Black-Scholes valuation method utilizing the closing stock price on the date of grant. The stock option grant will generally vest in annual installments over the three-year period following the date of the grant: 33% on the first anniversary of the grant, 33% on the second anniversary of the grant, and 34% on the third anniversary of the grant, subject to your continued service with the Company through the vesting date as an employee or as a director of Mattel. The exercise price of the stock options will equal the closing price of Mattel, Inc. common stock on the date of grant.

Please note this is a summary of your equity grant, and you will be required to sign the equity grant agreement that sets forth the terms and conditions that govern your equity grant.

ANNUAL EQUITY GRANTS

You will not be eligible to participate in the 2015 annual equity grant program. Beginning in 2016, you will be eligible to participate in the annual equity grant program.

SPECIAL TRANSITION/MOBILITY ALLOWANCE

You will continue to receive a special monthly transition/mobility allowance in the amount of $60,000, less applicable federal and state taxes and other required withholdings, payable on the first paycheck of each month. Your entitlement to this benefit ceases as of the end of the month in which you cease to be CEO.

PERSONAL USE OF PRIVATE AIRCRAFT

You will continue be eligible for periodic personal use of a private aircraft up to a maximum of 25 flight hours per year. Your eligibility for this benefit will terminate on the date you cease to be CEO.

FINANCIAL COUNSELING

You will continue to be eligible to receive reimbursement from Mattel of up to $10,000 per year for each year in which you are CEO, less applicable federal and state taxes and other required withholdings, for financial counseling services through a company of your choice.

EXECUTIVE PHYSICAL

As CEO, you will continue to be eligible to receive a comprehensive physical examination annually.

SEVERANCE

You will not be eligible to participate in any Company severance plan, program or arrangement.

BENEFITS

You will continue to participate in Mattel’s benefit programs to the extent eligible as CEO.

STOCK OWNERSHIP

As CEO, you will be subject to stock ownership guidelines based on a multiple of base salary. Your stock ownership requirement will be six times your base salary. You must meet this requirement by March 31, 2020.

GENERAL INFORMATION

The terms of this letter do not imply employment for a definite period. This means that your employment will be at-will, and either you or the Company can terminate it at any time, for any or no reason, with or without cause or advance notice. This at-will relationship cannot be changed by any statement, act, series of events, or pattern of conduct and can only be changed by an express, written agreement signed by the Chief Human Resources Officer of Mattel. This letter constitutes the entire agreement regarding the terms of your new position, and it supersedes any other promises, warranties, representations or agreements, whether written or oral. You will continue to be bound by Mattel’s Code of Conduct and Company policies and your Employee Confidentiality and Inventions Agreement.

This letter is only a summary of your compensation and benefits. More details and plan provisions are provided in our Summary Plan Descriptions, Plan Documents or program summaries, which govern and are subject to periodic modification and revision.

Chris, we are sincerely pleased to provide you with this letter detailing the terms of your compensation for your new role as CEO.

Please review the terms contained herein and sign below to indicate your understanding and concurrence. Also, note that I have enclosed two copies of the letter so that you can return a signed copy to me and retain one for your records.

If I can answer any questions, please do not hesitate to call me.

Sincerely,

/s/ Alan Kaye
Alan Kaye
Executive Vice President & Chief Human Resources Officer

Agreed and Accepted: /s/ Christopher Sinclair 6/8/15
Christopher Sinclair Date